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                                                                     Exhibit 4.3

                          MICRON METALS CANADA CORP.
                          --------------------------

                               SHARE OPTION PLAN


1.   PURPOSE

     The purpose of the Share Option Plan (the "Plan") is:

     (i) to provide employees, officers and directors of Micron Metals Canada Corp. (the "Corporation") and its subsidiaries an incentive, in the form of a proprietary interest in the Corporation;

     (ii)  to increase their interest in the Corporation's welfare; and

     (ii) to provide a means through which the Corporation can attract and retain employees of outstanding abilities.

2.   ADMINISTRATION
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     The Plan shall be administered by the Board of Directors (the "Board") of the Corporation. The Board may make grants, subject to the terms of the Plan, to such eligible persons and with respect to such number of shares in the common share capital of the Corporation as the Board, in its sole discretion, may determine.

     Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan and the grants made under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The Board may correct any defect, supply any omission and reconcile any inconsistency in the Plan or in any option or grant in the manner and to the extent it shall be deemed desirable to carry it into effect. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive.

3.   SHARES SUBJECT TO THE PLAN
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     Subject to adjustment as provided in paragraph 9, an aggregate of 10% of the issued common shares of the Corporation (on a non-diluted basis) will be available for issuance upon the exercise of options granted under the Plan. The aggregate number of shares so reserved for issuance to any one person must not exceed 5% of the outstanding issue (on a non-diluted basis). If any Plan option shall terminate for any reason without having been exercised in full the unpurchased shares subject thereto shall be available for future options.

4.   ELIGIBILITY
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     Employees, officers and directors of the Corporation and its subsidiaries shall be eligible for grants under the Plan. The term "subsidiaries" shall mean any corporation now existing or hereafter organized or acquired (other than the Corporation) in which the Corporation owns 50% or more of the total combined voting shares of all classes of share capital.

5.   GRANTING OF OPTIONS
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     The Board may, from time to time, grant share options to eligible persons.
Except as hereinafter provided, options granted pursuant to the Plan shall be

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     (a)  Price

          The purchase price per share deliverable upon the exercise of each option shall be established in accordance with rules and regulations of the Alberta Stock Exchange at the time the option is granted.

     (b)  Terms of Options

          The term during which each option may be exercised shall be determined by the Board, but in no event shall an option be exercisable in whole or in part more than five years from the date it is granted. All rights to purchase pursuant to an option shall, unless sooner terminated, expire at the date designated by the Board. The Board shall determine the date on which each option shall be exercisable and may provide that an option shall become exercisable in instalments. The shares comprising each instalment may be purchased in whole or in part at any time after such instalment becomes purchasable. The Board may, in its sole discretion accelerate the time at which any option may be exercised in whole or in part.

     (c)  Termination of Employment, Term of Office or Directorship

          Upon the termination by the Corporation of a grantee's employment term of office or directorship for cause, his option shall be termination. Upon the termination of a grantee's employment, term of office of directorship for any other reason, no further instalments shall accrue to the grantee and the grantee's right to exercise an option shall be limited to the earlier of:

          (i)  thirty (30) days from the date of such termination: or

          (ii) one year from the date of the grantee's death

          but in no event beyond the expiration of the term of the option:

          Subject to the foregoing, in the event of death, such option may be exercised by a grantee's personal representative.

6.   CERTIFICATE OF GRANT

     Each grantee who receives a grant of option under the Plan shall receive a certificate of grant from the Corporation which shall contain such provisions, consistent with the provisions of the Plan, as may be established from time to time by the Board.

7.   TRANSFERABILITY OF GRANTS

     No grant under the Plan shall be transferable by a grantee otherwise than by Will or the laws of descent and distribution, and during the lifetime of the grantee, such grants may be exercised only by him or by his guardian or personal representative.
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8.   LISTING AND REGISTRATION
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     Each grant shall be subject to the requirement that, if at any time the
Board shall determine in its discretion that the listing, registration or qualification of the shares subject to such grant upon any securities exchange or under any provincial or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, such grant or the issue or purchase of shares thereunder, no such grant may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effective or obtained free of any conditions not acceptable to the Board.

9.   ADJUSTMENT OF AND CHANGES TO COMMON SHARES OF THE CORPORATION
     -------------------------------------------------------------

     In the event of a reorganization, recapitalization, change of shares, share spilt, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other changes in the corporate structure or shares of the Corporation, the Board shall make such adjustment as it deems appropriate in the number and kind of shares authorized by the Plan, in the number and kind of shares covered by grants made under the Plan and in the purchase prices of outstanding options. There shall be no change to any outstanding options without the consent of the grantees, which consent shall not be unreasonable withheld.

10.  NO RIGHTS OF SHAREHOLDERS
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     Neither the grantee nor his personal representative shall be, or have any of the rights and privileges of, a shareholder of the Corporation in respect of any shares purchasable upon the exercise of any option in whole or in part, unless and until certificates for such shares have been issued.

11.  AMENDMENT AN TERMINATION
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     The Plan may be amended by the Board as it shall deem advisable to conform to any change in the law or regulation applicable thereto or in any other respect which the board may deem to be in the best interest of the Corporation; provided, however, that the Board may not, without the authorization and approval of the shareholders increase the total number of securities which may be issued under the Plan except pursuant to paragraph 9.

12.  EFFECTIVE DATE OF THE PLAN
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     The Plan was created by the Board effective January 2, 1990, to be confirmed by the shareholders of the Corporation on March 29, 1990.